 EXHIBIT 99.2: Actual Sale Price of Shares Sold Monday, August 25, 2003 (Table 1, Line 4)

700 shares at $23.46
700 shares at $23.47
300 shares at $23.48
14,000 shares at $23.50
6,300 shares at $23.51
700 shares at $23.52
300 shares at $23.53
1,100 shares at $23.55
3,600 shares at $23.56
700 shares at $23.57
1,300 shares at $23.60
200 shares at $23.61
400 shares at $23.62